Exhibit 99.1

CoreSite Reports Fourth-Quarter 2017 Financial Results Reflecting
Revenue Growth of 14.0% Year over Year

DENVER, CO – February 8, 2018 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the fourth quarter ended December 31, 2017.

Quarterly and Subsequent Highlights

•	Reported fourth-quarter total operating revenues of $125.9 million, representing a 14.0% increase year over year
•	Reported fourth-quarter net income per diluted share of $0.44, consistent with the prior-year level
•

Reported fourth-quarter funds from operations (“FFO”), excluding a one-time non-cash expense related to the original issuance costs associated with CoreSite’s redeemed Preferred Stock, of $1.18 per diluted share and unit, representing 11.3% growth year over year. As reported, FFO per diluted share and unit was $1.09

•	Executed 128 new and expansion data center leases comprising 41,521 net rentable square feet (NRSF), representing $7.2 million of annualized GAAP rent at an average rate of $174 per square foot
•	Commenced 52,221 NRSF of new and expansion leases representing $8.2 million of annualized GAAP rent at an average rate of $157 per square foot
•	Realized rent growth on signed renewals of 3.5% on a cash basis and 6.2% on a GAAP basis and recorded rental churn of 0.5% in the fourth quarter
•

On January 29, 2018, CoreSite acquired a two-acre land parcel in Chicago, Illinois, on which CoreSite expects to build CH2, a 175,000 square foot turn-key data center building, which should have dark fiber campus connectivity to CoreSite’s existing CH1 facility

“We finished out the year with solid results, highlighted by fourth-quarter revenue, adjusted EBITDA and FFO growth, before the one-time Preferred Stock redemption charge, of 14%, 13%, and 11%, year over year, respectively,” said Paul Szurek, CoreSite’s Chief Executive Officer. “Organic growth was driven primarily by the continued expansion of existing customers across the portfolio and also by new logo growth as we continue to attract valuable deployments to our facilities, driving interactions and interconnections among our customers. When looking at 2017 in its entirety, we executed well on our strategic priorities and took important steps to grow our differentiated scalable and flexible campus strategy in key markets, including Santa Clara, Northern Virginia, Los Angeles, and most recently, Chicago.”

Financial Results

CoreSite reported net income attributable to common shares of $14.9 million, or $0.44 per diluted share, for the three months ended December 31, 2017, compared to $14.9 million, or $0.44 per diluted share for the three months ended December 31, 2016.  Net income per diluted share declined 4.3% on a sequential-quarter basis, due to a one-time non-cash expense related to the original issuance costs associated with CoreSite’s redeemed Preferred Stock.

CoreSite reported FFO per diluted share and unit, excluding the aforementioned one-time non-cash expense related to the original issuance costs associated with CoreSite’s redeemed Preferred Stock, of $1.18 for the three months ended December 31, 2017, an increase of 11.3% compared to $1.06 per diluted share and unit for the three months ended December 31, 2016. FFO per diluted share and unit, adjusted for the non-cash

© 2018, CoreSite, L.L.C. All Rights Reserved.

expense, increased 7.3% on a sequential-quarter basis. FFO per diluted share and unit, as reported, was $1.09 for the three months ended December 31, 2017, an increase of 2.8% year over year. On a sequential-quarter basis, FFO, as reported, declined 0.9%, again reflecting the one-time non-cash expense related to CoreSite’s redeemed Preferred Stock.

Total operating revenues for the three months ended December 31, 2017, were $125.9 million, a 14.0% increase year over year and an increase of 2.3% on a sequential-quarter basis.

Sales Activity

CoreSite executed 128 new and expansion data center leases representing $7.2 million of annualized GAAP rent during the fourth quarter, comprised of 41,521 NRSF at a weighted-average GAAP rental rate of $174 per NRSF. Leasing to smaller deployments rebounded during the fourth quarter, with annualized GAAP rent signed for leases less than 5,000 square feet increasing 5.2% compared to the trailing twelve-month average.

CoreSite’s fourth-quarter data center lease commencements totaled 52,221 NRSF at a weighted average GAAP rental rate of $157 per NRSF, which represents $8.2 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the fourth quarter totaled $11.2 million in annualized GAAP rent, comprised of 78,577 NRSF at a weighted-average GAAP rental rate of $142 per NRSF, reflecting a 3.5% increase in rent on a cash basis and a 6.2% increase on a GAAP basis. The fourth-quarter rental churn rate was 0.5%.

Development and Acquisition Activity

During the fourth quarter, CoreSite placed into service 13,735 square feet of turn-key data center capacity at BO1 in Boston and 3,087 square feet of turn-key data center capacity at VA1 in Reston, Virginia.

On January 29, 2018, CoreSite acquired a two-acre land parcel located in downtown Chicago, Illinois, with a total real estate cost of $4.5 million. CoreSite expects to build CH2, a 175,000 square foot turn-key data center building, on the acquired land parcel, upon the receipt of necessary entitlements. The facility is located in close proximity to CoreSite’s existing CH1 facility and network node and CoreSite expects to achieve campus interconnectivity with diverse, high-count dark fiber between CH1 and CH2.

In addition, as of December 31, 2017,  CoreSite had a total of 220,336 square feet of turn-key data center capacity under construction and had spent $98.5 million of the estimated $213.6 million required to complete the projects, which consisted of the following.

Reston – CoreSite had 24,922 square feet of turn-key data center capacity under construction at VA3 (Phase 1A). As of December 31, 2017, CoreSite had incurred $16.5 million of the estimated $22.3 million required to complete this phase of the project, and expects to complete development late in the first quarter or early in the second quarter of 2018.  During the fourth quarter, CoreSite also had 49,837 square feet of turn-key data center capacity under construction at VA3 (Phase 1B), inclusive of 9,837 square feet of the infrastructure building to support this phase of the data center campus. As of the end of the fourth quarter, CoreSite had incurred $27.4 million of the estimated $100.2 million required to complete VA3 Phase 1B and the infrastructure building, and expects to complete development in the fourth quarter of 2018.

Los Angeles – CoreSite had 47,338 square feet of turn-key data center capacity under construction at LA2, which capacity was 78.6% pre-leased. As of December 31, 2017, CoreSite had incurred $43.6 million of the

© 2018, CoreSite, L.L.C. All Rights Reserved.

estimated $45.2 million required to complete the expansion and expects to complete construction in the first quarter of 2018. In addition, CoreSite had an incremental 39,925 square feet of turn-key data center capacity under construction at LA2. As of the end of the fourth quarter, CoreSite had spent $6.2 million of the estimated $15.0 million required to complete this expansion and expects to complete construction in the first quarter of 2018. In conjunction with the build-out of the fourth floor at LA2, during the fourth quarter CoreSite spent $8.6 million in recurring capital expenditures to substantially complete a chiller plant replacement and upgrade project at LA2. The project is expected to result in improved energy efficiency and reduced maintenance capital requirements.

Washington D.C. – CoreSite had 24,563 square feet of turn-key data center capacity under construction at DC2. As of the end of the fourth quarter, CoreSite had spent $4.4 million of the estimated $17.4 million required to complete the project, and expects to complete development in the third quarter of 2018.

Denver – CoreSite had 15,630 square feet of turn-key data center capacity under construction at DE1. CoreSite expects to spend $7.5 million to complete this expansion and expects to complete construction in the third quarter of 2018.

New York – CoreSite commenced construction on 18,121 square feet of turn-key data center capacity at NY2, and expects to spend $6.0 million to complete this expansion in the third quarter of 2018.

Balance Sheet and Liquidity

As of December 31, 2017, CoreSite had net principal debt outstanding of $939.3 million, correlating to 3.4 times fourth-quarter annualized adjusted EBITDA.

As of the end of the fourth quarter, CoreSite had $180.9 million of total liquidity consisting of available cash and capacity on its revolving credit facility.

On December 12, 2017, CoreSite redeemed all 4,600,000 shares of its 7.25% Series A cumulative redeemable Preferred Stock for $25.00 per share, plus all accrued and unpaid dividends in an amount equal to $0.292014 per share, for a total payment of $25.292014 per share.

Dividend

On December 7, 2017,  CoreSite announced a dividend of $0.98 per share of common stock and common stock equivalents for the fourth quarter of 2017. The $0.98 per share quarterly dividend represents a $0.08, or 8.9%, increase over the prior quarterly dividend of $0.90 per share that was established in May 2017, and a $0.18, or 22.5%, increase over the dividend rate set in December 2016.

The fourth-quarter dividend was paid on January 16, 2018, to shareholders of record on December 29, 2017.

2018 Guidance

CoreSite is introducing its 2018 guidance of net income attributable to common shares in the range of $2.15 to $2.27 per diluted share.  In addition, the company’s guidance of FFO per diluted share and unit is a range of $4.92 to $5.04, with the difference between net income and FFO being real estate depreciation and amortization.

© 2018, CoreSite, L.L.C. All Rights Reserved.

CoreSite’s 2018 guidance of FFO per diluted share reflects the company’s adoption of two new accounting standards – revenue recognition and lease accounting, which are cumulatively expected to reduce FFO per diluted share by approximately $0.06 per share.  Absent these accounting changes, CoreSite’s 2018 guidance midpoint would reflect 11.5% year-over-year growth.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in Citi’s 2018 Global Property CEO Conference on March 5-6, 2018, at The Diplomat Resort & Spa in Hollywood, Florida.

Conference Call Details

CoreSite will host a conference call on February 8, 2018, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until February 22, 2018, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13674936.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,200 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 450+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Corporate Communications

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

© 2018, CoreSite, L.L.C. All Rights Reserved.

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s ability to service existing debt; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets
(in thousands, except per share data)

	December 31, 2017	December 31, 2016
Assets:
Investments in real estate:
Land	$97,258	$100,258
Buildings and improvements	1,561,056	1,472,580
	1,658,314	1,572,838
Less: Accumulated depreciation and amortization	(473,141)	(369,303)
Net investment in operating properties	1,185,173	1,203,535
Construction in progress	162,903	70,738
Net investments in real estate	1,348,076	1,274,273
Cash and cash equivalents	5,247	4,429
Accounts and other receivables, net	28,875	25,125
Lease intangibles, net	6,314	9,913
Goodwill	40,646	41,191
Other assets, net	103,501	96,372
Total assets	$1,532,659	$1,451,303

Liabilities and equity:
Liabilities
Debt, net	$939,570	$690,450
Accounts payable and accrued expenses	77,170	72,519
Accrued dividends and distributions	48,976	41,849
Deferred rent payable	9,928	7,694
Acquired below-market lease contracts, net	3,504	4,292
Unearned revenue, prepaid rent and other liabilities	34,867	37,413
Total liabilities	1,114,015	854,217

Stockholders' equity
Series A cumulative preferred stock	—	115,000
Common stock, par value $0.01	338	334
Additional paid-in capital	457,495	438,531
Accumulated other comprehensive income (loss)	753	(101)
Distributions in excess of net income	(177,566)	(118,038)
Total stockholders' equity	281,020	435,726
Noncontrolling interests	137,624	161,360
Total equity	418,644	597,086
Total liabilities and equity	$1,532,659	$1,451,303

© 2018, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Operating revenues:
Data center revenue:
Rental revenue	$68,373	$66,657	$61,106	$264,134	$218,060
Power revenue	36,528	35,110	30,722	134,909	111,541
Interconnection revenue	16,255	16,201	13,984	62,293	53,077
Tenant reimbursement and other	1,847	2,185	2,104	8,637	9,086
Total data center revenue	123,003	120,153	107,916	469,973	391,764
Office, light-industrial and other revenue	2,943	2,915	2,592	11,848	8,588
Total operating revenues	125,946	123,068	110,508	481,821	400,352

Operating expenses:
Property operating and maintenance	34,722	37,091	28,690	132,820	107,212
Real estate taxes and insurance	3,963	2,622	4,591	14,913	14,250
Depreciation and amortization	32,629	32,077	30,674	129,251	108,652
Sales and marketing	4,616	4,643	4,308	18,176	17,495
General and administrative	10,157	9,759	8,399	37,548	35,369
Rent	6,155	6,077	5,913	24,125	22,631
Transaction costs	37	—	—	176	126
Total operating expenses	92,279	92,269	82,575	357,009	305,735
Operating income	33,667	30,799	27,933	124,812	94,617
Interest expense	(6,635)	(6,447)	(4,698)	(24,147)	(12,577)
Income before income taxes	27,032	24,352	23,235	100,665	82,040
Income tax expense	(24)	(64)	(74)	(174)	(119)
Net income	27,008	24,288	23,161	100,491	81,921
Net income attributable to noncontrolling interests	6,099	6,446	6,181	25,636	23,212
Net income attributable to CoreSite Realty Corporation	20,909	17,842	16,980	74,855	58,709
Preferred stock dividends	(1,671)	(2,084)	(2,085)	(7,924)	(8,338)
Original issuance costs associated with redeemed preferred stock	(4,326)	—	—	(4,326)	—
Net income attributable to common shares	$14,912	$15,758	$14,895	$62,605	$50,371

Net income per share attributable to common shares:
Basic	$0.44	$0.47	$0.45	$1.85	$1.56
Diluted	$0.44	$0.46	$0.44	$1.84	$1.54

Weighted average common shares outstanding:
Basic	33,893,021	33,878,881	33,431,318	33,792,759	32,289,414
Diluted	34,145,280	34,114,169	33,859,539	34,058,949	32,732,059

© 2018, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO
(in thousands, except per share data)

	Three Months Ended			Year Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income	$27,008	$24,288	$23,161	$100,491	$81,921
Real estate depreciation and amortization	31,213	30,727	29,354	123,848	103,136
FFO	$58,221	$55,015	$52,515	$224,339	$185,057
Preferred stock dividends	(1,671)	(2,084)	(2,085)	(7,924)	(8,338)
Original issuance costs associated with redeemed preferred stock	(4,326)	—	—	(4,326)	—
FFO available to common shareholders and OP unit holders	$52,224	$52,931	$50,430	$212,089	$176,719
Original issuance costs associated with redeemed preferred stock	4,326	—	—	4,326	—
FFO available to common shareholders and OP unit holders, as adjusted(1)	$56,550	$52,931	$50,430	$216,415	$176,719

Weighted average common shares outstanding - diluted	34,145	34,114	33,860	34,059	32,732
Weighted average OP units outstanding - diluted	13,836	13,838	13,851	13,844	14,943
Total weighted average shares and units outstanding - diluted	47,981	47,952	47,711	47,903	47,675

FFO per common share and OP unit - diluted	$1.09	$1.10	$1.06	$4.43	$3.71

FFO per common share and OP unit - diluted, as adjusted(1)	$1.18	$1.10	$1.06	$4.52	$3.71

(1) FFO available to shares and units, as adjusted, excludes $4.3 million, or $0.09 per share and unit, of non-cash expense related to the original issuance costs associated with our redeemed Preferred Stock.

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2018, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
(in thousands)

	Three Months Ended			Year Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income	$27,008	$24,288	$23,161	$100,491	$81,921
Adjustments:
Interest expense	6,635	6,447	4,698	24,147	12,577
Income taxes	24	64	74	174	119
Depreciation and amortization	32,629	32,077	30,674	129,251	108,652
EBITDA	$66,296	$62,876	$58,607	$254,063	$203,269
Non-cash compensation	2,401	2,374	2,018	8,946	8,892
Transaction costs / litigation	58	—	—	197	187
Adjusted EBITDA	$68,755	$65,250	$60,625	$263,206	$212,348

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2018, CoreSite, L.L.C. All Rights Reserved.